Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez	J. David Donahue
Vice President-Corporate Relations, The GEO Group, Inc.	Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

George C. Zoley	Ann M. Schlarb
Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.	Senior Vice President & President-GEO Care, The GEO Group, Inc.

Brian R. Evans
Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

OTHER PARTICIPANTS

Tobey Sommer	Michael Kodesch
Analyst, SunTrust Robinson Humphrey, Inc.	Analyst, Canaccord Genuity, Inc.

Management Discussion Section

Operator

Good morning and welcome to The GEO Group Second Quarter 2016 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Pablo Paez, Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second quarter 2016 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; and David Donahue, President of GEO Corrections & Detention.

This morning, we will discuss our second quarter results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Good morning to everyone and thank you for joining us on this call. We are very pleased with our strong second quarter results and outlook for the balance of the year. Our robust financial performance reflects continued growth in our diversified business segments as well as improved occupancy at a number of our facilities, which is reflective of the ongoing demand across our real estate portfolio.

Our year-over-year growth has been driven by the activation of several important projects by our business units of GEO Corrections & Detention and GEO Care. Over the past year, GEO Corrections & Detention has activated more than 8,000 beds at five facilities across five different states. These projects include the reactivation of two company-owned facilities in Oklahoma and Michigan, the opening of two company-owned expansions in California and Texas, and the assumption of the management at the Kingman Prison in Arizona.

Our GEO Care business unit has also experienced significant growth over the last year with our reentry and community supervision divisions growing their existing market shares. Additionally, over the last several quarters, GEO Care has implemented a new program under partnership with the Department of Homeland Security for the provision of community-based case management services for families going through the immigration review process. This program is representative of GEO Care’s leadership in the provision of community-based and case management services through our comprehensive GEO Continuum of Care.

Internationally, we’re continuing to develop the $650 million Ravenhall Correctional Facility for the State of Victoria in Australia, which, as we’ve discussed in the past, will include an $88 million investment by GEO. The facility remains on schedule for reactivation in the fourth quarter of 2017. And we will begin operating the facility under a 25-year contract following its completion. Once operational, the Ravenhall Facility is expected to generate approximately $75 million in annual revenues and will be the premier GEO Continuum of Care offender rehabilitation facility in the world.

All of these projects underscore the diversified nature of our services and our ability to deliver real estate and programmatic solutions across the entire spectrum of corrections, detention, community reentry, and offender rehabilitation services. As the world’s largest provider of detention and correctional services in prison as well as in the community, we remain focused on combining investments in government infrastructure with best-in-class social services.

Our financial performance continues to be underpinned by our company’s diversified platform of real estate and programmatic services, which has allowed us to capture growth opportunities across multiple market segments. The strength of this platform has positioned us to continuously enhance value for our shareholders. We’re proud that our continued earnings and cash flow growth has allowed us to grow our diversified dividend payments to currently pay the highest dividend in our industry of $2.60 per share on an annualized basis.

At this time, I would like to turn the call over to Brain Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George, and good morning to everyone. As disclosed in our press release today, we reported adjusted funds from operations for the second quarter 2016 of $0.91 per share, which represents a 17% year-over-year increase. We reported adjusted EPS for the second quarter 2016 of $0.53 per share, which represents a 23% year-over-year increase.

Our adjusted EPS excludes the loss on extinguishment of debt associated with our April bond offering and the tender offer for our 6.625% senior notes, which were due in 2021. Our revenues for the second quarter 2016 increased to approximately $548 million from $446 million a year ago. Our construction revenue for the second quarter 2016 was approximately $72 million. As a reminder, our construction revenue is related to our Ravenhall project in Australia and has little or no margin.

For the second quarter 2016, we reported NOI of approximately $138 million or a 14% year-over-year increase. Compared to second quarter 2015, our second quarter 2016 results reflect the reactivation of the 1,940-bed Great Plains and the 1,748-bed North Lake Correctional Facilities in June of 2015, the activation of the 640-bed expansion of the Adelanto Detention Facility in July of 2015, the activation of the 626-bed expansion of the Karnes Residential Center in December 2015, the assumption of operations at the 3,400-bed Kingman Arizona Prison in December 2015, the new GEO Care contract with the Department of Homeland Security for case management services in November 2015, and $72 million in construction revenue compared to $20 million in construction revenue for the second quarter of 2015. These revenues for both periods are associated with our Ravenhall prison project in Australia.

Moving to our outlook for the balance of the year, we have increased our full year AFFO guidance to a range of $3.59 per share to $3.64 per share. We have also increased our full year adjusted EPS guidance to a range of $2.02 per share to $2.07 per share. We expect full year revenue to be approximately $2.18 billion, including approximately $267 million in construction revenue related to the Ravenhall project.

Our previous guidance included approximately $6 million per quarter in pass-through expenses on a gross revenue and expense basis. Our revised guidance reflects these expenses on a net revenue basis, consistent with our accounting. There is no impact to our earnings for AFFO as a result of this change to our guidance.

For the third quarter 2016, we expect total revenues to be in a range of $565 million to $570 million, including approximately $84 million in construction revenue related to the Ravenhall project. Our third quarter 2016 AFFO is expected to be in a range of $0.92 to $0.94 per share. And we expect earnings per share for the third quarter 2016 to be between $0.52 and $0.54 per share.

For the fourth quarter 2016, we expect total revenues to be in a range of $550 million to $555 million, including approximately $71 million in construction revenue related to the Ravenhall project. Our fourth quarter 2016 AFFO is expected to be in a range of $0.92 to $0.95 per share. And we expect EPS for the fourth quarter 2016 to be between $0.52 and $0.55 per share.

With respect to our liquidity position, we continue to have ample borrowing capacity of approximately $400 million under our revolving credit facility in addition to an accordion feature of $450 million under our credit facility. Our net leverage stepped down from 4.9 times to 4.7 times during the second quarter, driven by the continued growth in our EBITDA.

With respect to our uses of cash, we expect our project and growth CapEx to be approximately $30 million in 2016, of which approximately $20 million was spent during the first two quarters of the year. We also have approximately $17 million in scheduled annual principal payment. As it relates to our dividend payment, as we announced a couple of weeks ago, our board has declared a quarterly cash dividend of $0.65 per share or $2.60 annualized.

Finally, for those investors new to GEO, I’d like to briefly touch upon what we believe are our company’s attractive investment characteristics, which are underpinned by our real estate portfolio of company-owned facilities having a physical useful life of as long as 75 years or more. We currently own or lease approximately 70% of our facilities worldwide. And we have stable and sustainable income through increasingly longer-term contract arrangements. We have a diversified base of investment-grade customers and have historically enjoyed occupancy rates in the mid-to-high 90%s and customer retention rates in excess of 90%.

With that, I will turn the call to Dave Donahue for a review of our GEO Corrections & Detention segment.

J. David Donahue

Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

Thanks, Brian, and good morning to everyone. I’d like to address recent project activations, major contract rebids, and select publicly known business development opportunities. GEO is the largest detention operator for the U.S. federal government agencies, including the Federal Bureau of Prisons, U.S. Immigration and Customs Enforcement, more commonly referred to as ICE, and the U.S. Marshals Service. Our business relationship with these three federal agencies now spans three decades.

Additionally, we own and or manage correctional facilities for 10 states, including Florida, Georgia, Louisiana, Oklahoma, Arizona, New Mexico, California, Vermont, Virginia and Indiana. Our business relationships with our state customers began in the mid-1980s and now involve more than 20 facilities that are almost all medium security or higher. With respect to international business, GEO is the only U.S. publicly-traded company providing corrections and detention services overseas. We presently operate in the UK, Australia and South Africa.

As it relates to our recent project activations, during the first half of the year, we completed the activation or ramp-up of the 3,400-bed Arizona State Prison in Kingman under a seven-year managed-only contract with the Arizona Department of Corrections. At full occupancy, the facility is expected to generate net annualized revenues to GEO of approximately $49 million.

Moving to our company-owned Karnes ICE Residential Center, for which we completed a $32 million expansion in the fourth quarter of last year. As you may remember, the center began operating with a new fixed monthly payment under a new five-year contract which was effective on November 1 of last year, resulting in approximately $57 million in annualized revenues.

As we have updated you during prior calls, we had previously submitted an application to the state of Texas for the licensing of a facility as a family residential center. During the month of May, the state of Texas approved our license application making the Karnes Residential Center the first licensed family residential facility in the state of Texas.

While there is currently a legal case pending regarding the state’s licensing process, we’re very proud that our Karnes Center was the first to be licensed as the family residential center in the state of Texas and now the only licensed facility in the country. It’s important to note that the licensing process was only added as a step to the standards of compliance the center already adhered to under ICE’s Family Residential Standards. The center operates as a short-term processing facility.

Moving now to major contract rebids. As we have previously discussed, the BOP had issued Criminal Alien Requirement 16 or better known as CAR 16. The CAR 16 procurement involves the rebid of several contract facilities totaling more than 10,000 beds with contracts that expire during 2017. The procurement includes our company-owned 3,500-bed Big Spring Correctional Center in Big Spring, Texas.

CAR 16 also includes the 3,600-bed Reeves County Detention Complex, which is owned by Reeves County, Texas. Reeves County has two separate contracts with the Bureau of Prisons involving the 3,600 beds. GEO is a subcontractor to Reeves County and provides management services under a fee-only arrangement for the provision of approximately two dozen management positions. All other employees of the Reeves Complex are employees of Reeves County. Proposals were submitted in June of 2015 and a decision on the CAR 16 procurement is expected sometime during the third quarter or fourth quarter of 2016.

With respect to future growth opportunities, we currently have approximately 3,000 beds in idle facilities and have several active efforts to redeploy this available capacity. There are a number of publicly known opportunities in the U.S. and overseas we are currently pursuing totaling several thousand beds. And we’re also exploring a number of non-public opportunities that relate to both project development and potential asset purchases.

At the federal level, ICE has issued a procurement for a 1,000-bed detention center in the Houston, Texas area. This is a rebid of the ICE Houston Contract Detention Facility. The RFP requires proposed facilities to be within a 50-mile radius of the ICE Houston office, comply with the most recent ICE detention standards and provide extensive ICE offices and support areas. We expect that a decision on this procurement could be made during the third quarter of this year. In addition to this procurement, ICE has indicated a need for new facilities in the Chicago and New Jersey areas totaling approximately 1,800 beds. We are continuing to monitor these potential opportunities.

Moving to the state level, several states continue to face capacity constraints with inmate population growth. And many of our state customers require additional beds as aging, inefficient prisons need to be replaced with new, more cost efficient facilities. For instance, in the states we currently operate, the average age of state prisons ranges from approximately 30 years to 60 years. There are several states, including Arizona, Ohio, Michigan and others, which are considering public/private partnerships for the housing of inmates as well as the development and operation of new and replacement correctional facilities.

In Ohio last year, the legislature approved the sale of a state-owned prison totaling 2,700 beds. This opportunity would represent the second such sale of a corrections asset for the state of Ohio. An RFP for this project is expected to be issued in the second half of this year. In Michigan, the legislature recently passed budget language directing the state to explore options for the potential lease or purchase of available private correctional facilities in state to replace older, more costly facilities. Finally, at the local level, Hamilton County, Tennessee is exploring a public/private partnership project for the development of replacement jail facilities totaling approximately 1,700 beds.

With respect to our international markets, our GEO Australia subsidiary has continued to work on our project for the development and operation of the new 1,300-bed Ravenhall Prison near Melbourne. This large-scale project is expected to be completed in late 2017 and will provide an unprecedented level of in-prison and post-release rehabilitation programs. The project is being developed under a public/private partnership. GEO will make an investment of $88 million with expected returns on investment consistent with our company-owned facilities.

Also, in Australia, the state of New South Wales has issued a procurement for 1,700-bed facility known as the Grafton Prison. This large-scale project will be developed under a public/private partnership structure, similar to our Ravenhall Prison project in Victoria and result in a 20-year contract. GEO is pleased to have been approved to be on the shortlist of three bidders who are required to submit proposals by this November. Also, we have been approved to be on a list of three bidders for the 400-bed John Morony Facility in New South Wales, which is a management-only opportunity with proposals due in February 2017.

At this time, I’ll turn the call over to Ann for a review of our GEO Care segment. Thank you.

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone. As you may remember, our GEO Care segment is comprised of four divisions. Our GEO Reentry division manages 21 halfway houses totaling over 3,000 beds and over 60 day reporting centers nationwide with the ability to serve approximately 4,000 participants. Our Youth Services division oversees 12 residential facilities with approximately 1,300 beds and seven non-residential programs with approximately 1,200 participants.

Our BI division monitors approximately 142,000 offenders under community supervision, including 102,000 individuals through an array of technology products, including radio frequency, GPS and alcohol monitoring devices. Finally, our GEO Continuum of Care division oversees the integration of our industry-leading evidence-based rehabilitation programs, both in prison and through our community-based and post-release services.

We continue to be enthusiastic about the opportunity to expand our delivery of offender rehabilitation services through the GEO Continuum of Care. We believe that our focus on improved offender rehabilitation and community reentry programs is inline with current criminal justice reform discussions. We view these discussions as positive and believe these efforts will create growth opportunities for our company.

Each of our divisions continues to pursue several new growth opportunities. GEO Reentry continues to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community reentry services. These services are provided through real estate and programmatic solutions and residential setting, as well as case management and support services in non-residential day reporting centers.

We are pursuing several new opportunities for residential reentry centers at the state and federal level and for new day reporting centers, primarily at the state and local level. These new opportunities total more than $30 million in potential annualized revenues.

Our Youth Services division continues to work towards maximizing the utilization of our existing asset base. Our Youth Services team has undertaken a number of new marketing initiatives aimed at increasing the overall utilization of our existing Youth Services facilities.

These important efforts have resulted in stronger census at our Ohio, Texas and Colorado facilities over the last couple of years. We’re pursuing additional referrals working with local jurisdictions for our Pennsylvania facilities and are exploring additional expansion opportunities of our community-based programs in Ohio.

Finally, our BI subsidiary continues to grow its supervision and electronic monitoring services at the local, state and federal level nationwide. BI is currently bidding on new business opportunities in the District of Columbia, as well as a number of other jurisdictions.

With respect to our contract for the Intensive Supervision Appearance Program or ISAP, as we have updated you over the last couple of quarters, the utilization of this program has been increasing. The program is on track to average ICE’s objective of 53,000 participants.

Similar to this important contract, over the last couple of quarters, GEO Care has implemented a new Family Case Management Program under partnership with the U.S Department of Homeland Security. This ground-breaking program provides community-based case management services for families going through the immigration review process.

Working collaboratively with all of our divisions, GEO Care has been able to build upon existing relationships with local community providers and expand our network of community partners in order to provide comprehensive services under this new program. This new program is indicative of our leadership position in the provision of community-based and case management services through our comprehensive GEO Continuum of Care.

At this time, I will turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you, Ann. We are very pleased with our strong financial performance for the second quarter and our outlook for the balance of the year. Our robust year-over-year growth has been driven by the activation of several important projects across our business units of GEO Corrections & Detention and GEO Care.

These project activations are representative of our diversified growth platform and our ability to provide tailored real estate, management, and programmatic solutions across all segments of the correctional services spectrum. Our diversified growth and investment strategy has positioned GEO as the world’s largest private provider of corrections, detention and community reentry and offender rehabilitation services.

We remain focused on the effective allocation of capital to pursue quality growth opportunities. As a REIT, GEO is focused on providing essential real state solutions to government agencies in the fields of detention, corrections and post-release facilities. Additionally, as a service provider, our commitment is to be the world’s leader in the delivery of offender rehabilitation and community reentry programs.

This commitment is consistent with the criminal justice reform efforts that emphasize rehabilitation and community reentry programs for offenders, which we view as positive for our company as evidenced by the continued growth in our diversified business segments. We are enthusiastic about our ability to deliver improved offender rehabilitation services through our GEO Continuum of care platform, which we believe gives our company a competitive advantage when pursuing new projects. We believe this unique platform better position GEO to capture future growth, enhancing value for our shareholders and allowing us to continue to grow our earnings, cash flows and dividend payments.

This concludes our presentation. And we would now like to open the call to your questions.

Question And Answer Session

Operator

We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Tobey Sommer of SunTrust. Please go ahead.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. I was curious about your perspective with the housing of illegal immigrant families. Then in the news the court proceedings continuing you mentioned the childcare license. What is the customer saying? Is the customer indicating that their intent is to continue to use the facilities that it currently is utilizing in the marketplace?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Yes. We believe that is the case. To give a little bit more background about our Karnes facility – this is George Zoley speaking. From our view, there appears to have been a mission change for that facility. It’s now a relatively short-term facility with an average length of stay of seven days. During those seven days, individuals who are there receive their healthcare checkups, any treatment necessary, medications.

They receive, I believe, six sets of clothing. And they’re well taken care of during that time. And they coordinate with Ann’s group for – and be in placed either on electric monitoring or being resettled to other locations in the country. So, in one respect, it’s almost like a reception center. But it certainly is a processing center with a short-term length of stay and nutritional meals, excellent healthcare and short-term stay. The ICE has issued a request for information from other communities with a possible need of another 1,000 beds.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And with that short a stay, are all the services fully utilized like language classes, et cetera?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

No. There’s less emphasis on academic programs, as you would imagine, for the children, because they’re there for a fairly short period of time. But we still use all the classes. We just can’t take them through the full curriculum.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Shifting gears to BI, it looked like there was a lot of growth year-over-year in the quarter. I did miss one number. How many people did you say you have under an array of technology products at this point?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Ann, could you address that?

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And then in the meantime while you’re looking up that number, could you speak to the incremental margins of that growth? Is incremental margin profitable?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

The number of folks that we’re monitoring or supervising in the GEO Care division on any given day is about 142,000. And that could be on GPS, RF our suite of alcohol units, [ph] voice recording (31:10) or through just our call center.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And would the incremental margins associated with that 23% growth year-over-year be kind of higher than the BI on average? Could you talk about that?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Tobey, this is Brian. A lot of that growth, as we mentioned before, has been in increasing utilization of the Intensive Supervision Appearance Program, which is the ISAP contract we referred to. It is the ISAP contract with ICE. I think George mentioned how ICE has increased their utilization of that in connection with the detention at the residential facility as well as our other ICE facilities. If people are released from those, they may be using Intensive Supervision Appearance Program or there is another contract we have, which is the Case Management Program where they may be using those services as well. So both of those contracts are in BI and there’s been significant increase in the utilization of those contracts over the last 12 months.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thanks. Two other questions from me. One, if you could give some color on the North Lake facility and the opportunity within the state of Michigan as well as comment on whether the facility is profitable today? And then, do you expect to renew your business under the CAR 16 procurement? Thank you.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Sure. I’ll touch on some of that and then I think Dave can give some color on what’s going on with the Michigan facility with the state of Michigan. But I think, as we’ve addressed before, the primary customer there is the state of Vermont. We have a contract with the state of Vermont for up to almost 700 beds. Currently it’s about 300 beds to 350 beds. It fluctuates in that range what they’re utilizing. As a consequence, as we’ve said before, the facility is not currently cash flow positive. And we continue to look for additional clients to support the facility. And, as we mentioned, the state of Michigan has put forward some legislative efforts to explore the possible sale or acquisition or lease of the facility. And I’ll let Dave give some color on that as well as CAR 16.

J. David Donahue

Senior Vice President and President, GEO Corrections and Detention, The GEO Group, Inc.

Thanks, Brian. As I indicated in my prepared remarks, there was legislative efforts in Michigan to analyze the purchase and/or lease of a facility in jurisdiction. The Michigan Department of

Corrections along with the State Budget Agency are currently involved in due diligence associated with that requirement in the General Assembly and anticipate that a recommendation for the North Lake Facility will be evaluated over the next several weeks and a report back to the General Assembly in mid-October relative to that potential opportunity.

As it relates to CAR 16, we are optimistic that our projects will be reviewed favorably for continued use. We have a very good relationship with the Bureau of Prisons of our seven facilities with the 15,000-beds operational performances at the appropriate levels and exceeding our expectations and the clients’ expectations. So we have no reason to believe that the client will not view them appropriately on a going forward basis.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you very much. I’ll get back in the queue. [Operator Instructions]

Operator

Our next question comes from Michael Kodesch of Canaccord Genuity. Please go ahead.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Hey. Good morning, guys. Great quarter. Just a couple questions from me. So just, first of all, on the new opportunities, I think, we’ve been seeing a little bit of interest in the states leasing facilities. And I was wondering if you guys were seeing any of that in some of your idle facilities?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Mike, as Dave just mentioned, obviously in the case of the Michigan facility, there is some interest there around potentially leasing the facility. The other facilities that we have that are idle – it’s a potential. We’re also working with the state of Alabama to potentially use the Perry Facility in Alabama. And they are exploring a number of different ways to utilize that facility that could include a possible lease. It could include the straight operations. We’ll have to see how that works itself out over the next 12 months or so.

Our Hudson, Colorado facility, which is also idle, as you know, is a leased facility already. We leased that facility. So, our main effort there is to try and reactivate it in the short-term before that lease expires. And then, I think, overall, the opportunities for leaseback type transactions will probably be on existing government assets or new assets that we might construct, as Dave mentioned, to replace existing assets and then enter into some sale/leaseback transactions.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. That’s great color. And then, I guess, just in general on – it’s kind of been the little bit slower on the – it seems some of these RFPs kind of materialize. I mean, are you guys kind of seeing that this is a result of the presidential election or is it more from a pricing kind of point of view? Why are we seeing maybe a little bit of a slowdown?

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

I think they want to make their decisions before the end of the fiscal year. So, that put some into August, September timelines.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. That’s helpful. And then on the BI side of things, I was just kind of wondering what your market share is today. And I’m wondering what’s out there as maybe a bit fragmented, if there would be one-off acquisition maybe like [ph] Sober Link exist in (37:32). Kind of where can that go?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Mike, it’s very depending on how you look at the unit. But, I think, in total, we’re clearly the largest and we’re 30% of the market approximately. There are a number of different other players out there in the market. And if opportunities present themselves, we might look at them. But you have to realize. We think we had the best technology. So this is a technology business. And some of growth in the contract that we’re seeing are takeaways from other service providers and I think it’s because of the investments that we’ve made in the technology. And so, it’s not necessarily the case that we would look to acquire somebody for the technology if the potential may be for the business. But we have to keep in mind that we’re making these investments in the technology to grow our market share.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Sure. That makes a lot of sense. And then just, finally, Ann, I think, you mentioned that ISAP – or I just wanted to go up to about 53,000 participants. I think that was their schedule. Where are we at today? And then what was their timeline to get into that 53,000?

Ann M. Schlarb

Senior Vice President & President-GEO Care, The GEO Group, Inc.

Their timeline was at the end of their government fiscal year. So we are ahead of their timeline and we’re just a bit over 56,000 today.

Michael Kodesch

Analyst, Canaccord Genuity, Inc.

Wonderful. That’s all for me. Thanks much, guys. Great quarter.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Thank you.

Operator

This concludes our question-and-answer session.

I will now turn the conference back over to George Zoley for any closing remarks.

George C. Zoley

Chairman, Chief Executive Officer & Founder, The GEO Group, Inc.

Well, thank you for joining us on this conference. And we look forward to speaking to you on the third quarter conference call as well. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines. Have a great day.